Exhibit 10.1

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1) 50,000 DWT PRODUCT OIL/CHEMICAL TANKER

HULL NO. S-5118

BETWEEN

Forth Shipco LLC

(AS BUYER)

AND

SPP Shipbuilding Co., Ltd.

(AS BUILDER)

— INDEX —

7. DELIVERY	27

(A) TIME AND PLACE	27
(B) WHEN AND HOW EFFECTED	27
(C) DOCUMENTS TO BE DELIVERED TO THE BUYER	27
(D) TENDER OF VESSEL	29
(E) TITLE AND RISK	29
(F) REMOVAL OF THE VESSEL	30

8. DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)	31

(A) CAUSE OF DELAY	31
(B) NOTICE OF DELAYS	31
(C) RIGHT TO CANCEL FOR EXCESSIVE DELAY	32
(D) DELAY OF BUYER’S SUPPLIED ARTICLES	33
(E) DEFINITION OF PERMISSIBLE DELAYS	33

9. WARRANTY OF QUALITY	34

(A) GUARANTEE OF MATERIAL AND WORKMANSHIP	34
(C) REMEDY OF DEFECTS	35
(D) EXTENT OF THE BUILDER’S LIABILITY	36
(E) RETRIEVAL OF REPLACED EQUIPMENT/PARTS	37
(F) GUARANTEE ENGINEER	37

10. PAYMENT	39

(A) CURRENCY	39
(B) TERMS OF PAYMENT	39
(C) METHOD OF PAYMENT	40
(D) EXPENSES	41
(E) DEMAND FOR PAYMENT	42
(F) DEFINITION OF BANKING DAYS	42
(G) PAYMENT PRIOR TO DELIVERY	42
(H) RETURN OF THE BUYER’S SUPPLIES	43
(I) DISCHARGE OF OBLIGATIONS	43
(J) REFUND GUARANTEE	43
(K) PERFORMANCE GUARANTEE	43

11. DEFAULT BY THE BUYER AND THE BUILDER	44

(A) DEFINITION OF BUYER’S DEFAULT	44
(B) EFFECT OF BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL	44
(C) DEFINITION OF BUILDER’S DEFAULT	46
(D) EFFECT OF BUILDER’S DEFAULT	46

12. BUYER’S SUPPLIES	47

(A) RESPONSIBILITY OF THE BUYER	47
(B) RESPONSIBILITY OF THE BUILDER	48

13. ARBITRATION	49

(A) DECISION BY THE CLASSIFICATION SOCIETY	49
(B) PROCEEDINGS OF ARBITRATION	49
(C) EXPENSES OF ARBITRATION	50
(D) ALTERATION OF DELIVERY OF THE VESSEL	50
(E) ENTRY IN COURT	50

14. SUCCESSOR AND ASSIGNS	51

(A) ASSIGNMENT BY THE BUYER	51
(B) ASSIGNMENT BY THE BUILDER	51

15. TAXES, DUTIES AND REGISTRATION	52

(A) TAXES AND DUTIES INCURRED IN KOREA:	52
(B) TAXES AND DUTIES INCURRED OUTSIDE KOREA:	52
(C) DUTIES:	52
(D) REGISTRATION:	52

16. PATENTS, TRADEMARKS AND COPYRIGHTS	53

17. INSURANCE	54

(A) EXTENT OF INSURANCE COVERAGE	54
(B) APPLICATION OF THE RECOVERED AMOUNTS	54
(C) TERMINATION OF BUILDER’S OBLIGATION TO INSURE	55

18. INTERPRETATION	56

19. NOTICE	57

20. EFFECTIVENESS OF THIS CONTRACT	58

21. EXCLUSIVENESS	59

EXHIBIT “A”

EXHIBIT “B”

SHIPBUILDING CONTRACT

THIS CONTRACT, made on this 18th day of May by and between Forth Shipco LLC, a corporation incorporated and registered under the laws of Marshall Islands, with its principal office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Island (hereinafter called the “Buyer”), the party of the first part, and SPP SHIPBUILDING CO., LTD., a corporation organized and registered under the laws of the Republic of Korea, having its principal office at #1988, Chojeon-ri, Sanam-myeon, Sacheon-si, Gyeongsangnam-do, Korea (hereinafter called the “Builder”), the party of the second part.

WITNESSETH

In consideration of the mutual covenants contained herein, the Builder agrees to design, build, launch, equip and complete one (1) 50,000 DWT Product Oil/Chemical Tanker as described in Article 1 hereof (hereinafter called the “Vessel”) at the Builder’s Shipyard in Korea (hereinafter called “the Shipyard”) and to deliver and sell the Vessel to the Buyer, and the Buyer agrees to accept delivery of and purchase from the Builder the Vessel according to the terms and conditions hereinafter set forth :

1. DESCRIPTION AND CLASS

(a)	DESCRIPTION

One (1) about 50,000DWT PRODUCT OIL/CHEMICAL TANKER, which shall be designated as the Builder’s Hull No. S-5118 and shall be designed, constructed, equipped, launched and completed in accordance with the General Arrangement Plans (DWG No. 50CTGA01-10061), Specifications (Spec. No. 50CTFS02-10061) and Makers List (Ref No. 50CTML01-10061) (hereinafter called respectively the “Plans” and “Specifications”) signed simultaneously herewith, which shall constitute an integral part of this Contract although not attached hereto. The Plans and Specifications are intended to explain each other and anything shown on the Plans and not stipulated in the Specifications or anything stipulated in the Specifications and not shown on the Plans shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the Plans and Specifications, the Specifications shall prevail. Should there be any inconsistencies or contradictions between this Contract and the Specifications, this Contract shall prevail.

(b)	CLASSIFICATION, RULES AND REGULATIONS

(i) The Vessel including its machinery, equipment and outfittings shall be built in compliance with the current rules and regulations of American Bureau of Shipping (ABS) (hereinafter called the “Classification Society”), to be classed and registered as +A1 (E) “Oil / Chemical Carrier Ship type 3”, +AMS, +ACCU, +BWE, CSR, AB-CM, RES, VEC-L, CRC, ESP, UWILD, TCM, CPP and Marshall Islands Flag and in accordance with the standards provided in the Specifications. Vessel to be equipped in accordance with regulations of ABS and also to comply with the rules, regulations and requirements of other regulatory bodies (including the aforementioned Flag) as described in the Specifications. All materials, machinery, equipment and accessories to be supplied for the construction of the Vessel shall be new, and of qualified manufacture. The Vessel shall be constructed in sound, prudent and workmanlike manner and according to the Builder’s building practices, quality control.

(ii) References to rules, regulations and requirements in Paragraph (i) are to rules, regulations and requirements which are in force as at the date hereof and which are published and ratified as of the date of signing this Contract and to be effective on or before the delivery of the Vessel.

(iii) The Builder shall arrange with the Classification Society for the assignment by the Classification Society of a Representative or Representatives (hereinafter referred to as the “Classification Surveyor”) to the Vessel during construction. All fees and charges incidental to classification of the Vessel in compliance with the above specified rules, regulations and requirements of this Contract shall be for the account of the Builder unless stipulated otherwise in the Specifications. All major plans, materials and workmanship used in the construction of the Vessel shall be subject to inspection and test by the Classification Society in accordance with the rules and regulations of the Classification Society.

(iv) The decision of the Classification Society as to whether the Vessel complies with the regulations of the Classification Society shall be final and binding upon the Builder and the Buyer. The facilities, labour and materials necessary for the safe and convenient conduct of any inspection by the Classification Society shall be furnished by the Builder without charge.

(c)	PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

The basic dimensions of the vessel shall be :

Length overall	Abt. 183.00 M

Length between Perpendiculars	Abt. 174.00 M

Breadth moulded	Abt. 32.20 M

Depth to Upper Deck (moulded)	Abt. 19.10 M

Deadweight on moulded designed draft of 11.00 meters	Abt. 39,400 MT

Deadweight on moulded scantling draft of 13.06 meters	Abt. 50,000 MT

Cubic capacity of cargo hold
(100 % full incl. Slop & Residue Tank)	Abt. 54,600 cubic meters

The above dimensions may be slightly modified by the Builder at Builder’s own cost after informing the Buyer. The Builder also reserves the right to make changes to the Specifications and Plans if found necessary to suit the local conditions and facilities of the Shipyard, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the prior written approval of the Buyer which the Buyer shall not withhold unreasonably.

(i) The main propelling unit will consist of MAN B&W Licensee 6S50MC-C8 (Tier II) type marine diesel engine equipped with exhaust gas turbo charger having a maximum continuous rating of 9,480 kW (metric unit) at 127 R.P.M. Speed at normal continuous output of 8,058 kW with fifteen percent (15%) sea margin on the design loaded draft (moulded) of 11.00M with clean bottom and calm sea (no wind, no wave and no current) shall be not less than 15.0 knots.

(ii) The Vessel shall have a deadweight of not less than 50,000 Metric Tons on moulded scantling draft of 13.06 meters as calculated in accordance with the provisions of the Specifications. The actual deadweight of the Vessel expressed in tonnes of 1,000 kilograms shall be determined in accordance with the rules of Classification Society under the supervision of the Buyer’s Representatives as hereafter defined, the Classification Society and the Builder on the basis of the actual measurement of the light weight of the completed Vessel countersigned by Classification Society, and thereafter a certificate of deadweight shall be issued by the Builder.

(iii) The fuel consumption for the main engine of the Vessel shall not exceed 173.60 gram per kW hour, with tolerance of +5% based on using Diesel oil of low calorific value of 10,200 Kcal per kg at MCR of main engine under the ISO ambient condition, at shop test.

(iv) The Vessel shall be delivered fully in class free of recommendations.

(d)	NATIONALITY OF THE VESSEL

The Vessel shall be registered by the Buyer at its own cost and expense under the laws of its home port of Marshall Islands at the time of its delivery and acceptance hereunder. The Buyer retains the right to change the nationality of the vessel within one (1) month after signing of this Contract. Such a change shall not affect the classification of the Vessel nor adversely impact the Builders production schedule. The Buyer shall bear related costs, if any.

(End of Article)

2. CONTRACT PRICE

The Contract Price of the Vessel delivered to the Buyer at the Shipyard shall be United States Dollars Thirty Seven Million only (US$ 37,000,000) (hereinafter referred to as the “Contract Price”) plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this Contract. The Contract Price shall include payment for services for the inspection, tests, survey and classification of the Vessel rendered by the Classification Society and shall not include the cost of items to be supplied by the Buyer as stipulated in the Specifications.

The Builder shall, however, undertake to install in the Vessel all of such Buyer’s supplied articles without extra cost to the Buyer, but the Buyer shall pay all charges and expenses, including the customs clearance fee, for transporting such Buyer’s supplied articles into the Shipyard. Transportation / crane usage within shipyard for the construction purposes only will be provided free of charge. The Builder will ensure a secure bonded warehouse is made available for the supply of Owners items without cost.

The Contract Price also includes all costs and expenses for supplying all necessary drawings except those to be furnished by the Buyer in accordance with the Specifications.

(End of Article)

3. ADJUSTMENT OF CONTRACT PRICE

The Contract Price of the Vessel shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the Contract Price as provided for in this Article is by way of liquidated damages and not by way of penalty.

(a)	DELAYED DELIVERY

(i) No adjustment shall be made, and the Contract Price shall remain unchanged, for the first thirty (30) days of delay in delivery of the Vessel (ending as of 12 o’clock midnight Korean standard time on the thirtieth day of delay) beyond the Delivery Date as defined and calculated in accordance with Article 7 (a) hereof.

(ii) If delivery of the Vessel is delayed more than thirty (30) days from the date upon which the delivery is due from the Builder under the terms of this Contract, then, beginning at midnight of the thirtieth day after such due date, the Contract Price of the Vessel shall be reduced by deducting therefrom for each full day of the delay after the first allowed thirty (30) days, as follows;

31st – 120th day of delay from Delivery Date...   US$10,000 per day

121st – 210th day of delay from Delivery Date... US$12,000 per day

However, unless the parties agree otherwise, the total amount of deduction from the Contract Price owing to the delayed delivery shall not exceed the amount due to cover the delay of one hundred and eighty (180) days after the thirty (30) days for the delay of delivery of the Vessel at the rate of deduction as specified above.

(iii) But, if the delay in the delivery of the Vessel continues for a period of more than two hundred and ten (210) days from the date upon which the delivery is due from the Builder under the terms of this Contract, then, in such event, and after such period has expired, the Buyer may, at its option, cancel this Contract by serving upon the Builder a notice of cancellation in writing or by e-mail or telefax.

Such cancellation shall be effective as of the date the notice thereof is received by the Builder, and the Builder, upon receipt of such notice, shall promptly refund telegraphically to the Buyer in U.S. Dollars all the instalments paid by the Buyer to the Builder with interest as hereinafter provided for in Paragraph (g) of Article 10 hereof. The transfer and other bank charges of such refunds shall be for the Builder’s account. The aforementioned refund by the Builder to the Buyer shall forthwith discharge all obligations, duties and liabilities of each of the parties to the other under this Contract.

The Builder may, at any time after the expiration of the aforementioned two hundred and ten (210) days delay in delivery, if the Buyer has not served the notice of cancellation as above provided, demand in writing that the Buyer make an election and suggest new future delivery date, in which case the Buyer shall, within twenty (20) days after such demand is received by the Buyer, either notify the Builder of its intention to cancel this Contract or consent to the delivery of the Vessel at an agreed future date. If the Buyer shall not make an election within twenty (20) days as provided hereinabove, the Buyer shall be deemed to have accepted such extension of the Delivery Date to the future delivery date indicated by the Builder.

It is agreed by the parties that if the Vessel is not delivered by such future date, the Buyer shall have the same right of acceptance or cancellation upon the same terms, as hereinabove provided.

(iv) For the purpose of this Article, the delivery of the Vessel shall be deemed to be delayed when and if the Vessel, after taking into full account extension of the Delivery Date by reason of permissible delays as herein provided in Articles 5(c)(ii), 6(b) and 8(c) and (e) and any delays caused by any action or fault of the Buyer, provided requisite notice has been issued for such permissible delay, is delivered beyond the date upon which delivery would then be due under the terms of this Contract.

(b)	INSUFFICIENT SPEED

(i) The Contract Price of the Vessel shall not be affected or changed, if the actual speed, as determined by trial runs more fully described in Article 6 hereof, is less than the speed required under the terms of this Contract and the Specifications provided such deficiency in actual speed is less than three-tenths (3/10) of one knot below the guaranteed speed.

(ii) However, commencing with and including a deficiency of three tenths (3/10) of one (1) knot, the Contract Price shall be reduced for each full one-tenth (1/10) of one knot of deficiency in speed and up to nine-tenths (9/10) of one (1) knot (but fractions of less than one-tenth (1/10) of one knot shall be disregarded) as follows;

For three tenth (0.3) of a knot by a total of: US$60,000.-

for four-tenth (0.4) of a knot by a total of:   US$120,000.-

for five-tenth (0.5) of a knot by a total of:    US$180,000.-

for six-tenth (0.6) of a knot by a total of:      US$240,000.-

for seven-tenth (0.7) of a knot by a total of: US$300,000.-

for eight-tenth (0.8) of a knot by a total of:  US$360,000.-

for nine-tenth (0.9) of a knot by a total of:    US$420,000.-

(iii) If the deficiency in actual speed of the Vessel is more than nine tenths (9/10) of a full knot below the speed guaranteed under this Contract, then the Buyer, at its option, may, subject to the Builder’s right to effect alterations or corrections as provided in Article 6 (e) hereof, cancel this Contract or may accept the Vessel with a maximum reduction in the Contract Price as specified above for nine-tenths (9/10) of a knot.

(c)	EXCESSIVE FUEL CONSUMPTION

(i) The Contract Price shall not be affected or changed by reason of the fuel consumption of the Vessel’s main engine, as determined by the engine manufacturer’s shop trial as per the Specifications being more than the guaranteed fuel consumption of the Vessel’s main engine, if such excess is not more than five percent (5%) over the guaranteed fuel consumption. Buyers Representatives will be provided fourteen (14) days notice of engine trials in order to be present during aforementioned trials.

(ii) However, commencing with and including an excess of five percent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the Vessel’s main engine, the Contract Price shall be reduced by US$50,000 for each full one percent (1%) increase in fuel consumption above the said five per cent (5%) increase in fuel consumption (fractions of one percent shall be disregarded), up to a maximum of eight percent (8%) over the guaranteed fuel consumption of the Vessel’s main engine.

(iii) If such actual fuel consumption exceeds eight percent (8%) of the guaranteed fuel consumption of the Vessel’s main engine, the Buyer, at its option, may, subject to the Builder’s right to effect alterations or corrections as specified in Article 6 (e) hereof, cancel this Contract or may accept the Vessel with a maximum reduction in the Contract Price as specified above.

(iv) The fuel consumption of the Vessel’s main engine shall be determined by the result of the engine manufacturer’s shop trial. Fuel will have a LCV (lower calorific value) of 10,200kcal/kg.

(d)	DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(i) The Contract Price of the Vessel shall not be affected or changed, if actual deadweight tonnage determined as provided in this Contract Article 1 (c) and the Specifications, is below the deadweight tonnage of 50,000 metric tons on scantling moulded draft of 13.06 meters as required by this Contract and the Specification or above the same by an amount of 500 metric tons or less. However, should the actual deadweight tonnage of the Vessel be more than 500 metric tons below the said required deadweight tonnage, then the Contract Price of the Vessel shall be reduced for each full one metric ton (fractions of one metric ton shall be disregarded) of decreased deadweight in excess of 500 metric tons by the sum of US$900 per metric ton.

(ii) If the deficiency in the deadweight tonnage of the Vessel is more than 1,000 metric tons below the said required deadweight tonnage, then the Buyer, at his option, may, subject to the Builder’s rights to effect alterations or corrections as specified in Article 6 (e) hereof, cancel this Contract or may accept the Vessel with a maximum reduction in the Contract Price at the rate given above.

(e)	EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties that in any case, if the Buyer cancels this Contract under this Article, the Buyer shall not be entitled to any liquidated damages, or any other recourse, except what is provided for in Article 10 (g), (h) of this Contract.

(f)	METHOD OF SETTLEMENT

All adjustment of the Contract Price provided in this Article shall be balanced by adjustment of the last instalment of the Contract Price due upon delivery of the Vessel. For the avoidance of doubt, the Buyer shall be entitled to deduct automatically an amount equal to the aggregate liquidated damages determined in accordance with this Article from the final instalment of the Contract Price payable on delivery of the Vessel. The liquidated damages payable under this Article are cumulative and not exclusive.

(End of Article)

4. INSPECTION AND APPROVAL

(a)	APPOINTMENT OF BUYER’S REPRESENTATIVE

The Buyer shall timely despatch to and maintain at the Shipyard, at its own cost, expense and risk one or more representative(s) (hereinafter called the “Buyer’s Representative”), who shall be duly accredited in writing by the Buyer to supervise adequately the construction by the Builder of the Vessel, her equipment and all accessories. Upon appointment of Buyer’s Representative, the Buyer shall notify the Builder in writing of the name and the scope of the authority of the Buyer’s Representative. The Buyer shall have the right to replace or substitute any of its representatives upon prior notice to the Builder.

(b)	AUTHORITY OF BUYER’S REPRESENTATIVE

The Buyer’s Representative shall, at all reasonable times during the construction until delivery of the Vessel, have the right to inspect the Vessel, her equipment and all accessories, and all work in progress, or materials utilized in connection with the construction of the Vessel, her equipment and accessories, wherever such work is being done or such materials are stored, for the purpose of determining that the Vessel, her equipment and accessories are being constructed in accordance with the terms of this Contract and/or the Specifications and Plans.

The Buyer’s Representative shall, within the limits of the authority conferred upon him by the Buyer, make decisions or give advice to the Builder on behalf of the Buyer without undue delay on all matters arising out of, or in connection with, the construction of the Vessel. The decision, approval or advice of the Buyer’s Representative shall be deemed to have been given by the Buyer if given within his authority.

The Buyer’s Representative shall notify the Builder in writing without undue delay of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the Contract, the Plans or the Specifications and likewise advise and consult with the Builder on all matters pertaining to the construction of the Vessel as may be required by the Builder or as he may deem necessary.

However, if the Buyer’s Representative fails to submit to the Builder within five (5) working days any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the Vessel, which the Buyer’s Representative has examined, inspected or attended at the test thereof under this Contract or the Specifications, the Buyer’s Representative shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date. The approval or otherwise by Buyers Representative shall not affect, alter nor reduce the Builders liability whatsoever for constructing the Vessel in accordance with the Contract and Specifications.

The Builder shall give a notice reasonably in advance to the Buyer’s Representative of the date and place of major shop trials and major tests of the Vessel provided that at least fourteen (14) days advance notice shall be given to the Buyer’s Representative for main engine shop test and diesel generator test. Detailed procedures of the trials and the tests thereof shall be in accordance with the Specifications with a written test procedure to be submitted to the Buyers Representative at least fourteen (14) days in advance of such trials taking place. Failure of Buyer’s Representative’s presence at such trials and tests after such due notice has been given to and acknowledged by him shall be deemed to be a waiver of the Buyer’s right to demand such alterations or changes after the trials and tests and inspections unless the Buyer’s Representative gives three (3) days advance notice of his inability to attend, provided, however, that failure of Buyer’s Representative’s presence shall not cause a proven delay in the delivery of the Vessel.

The Builder shall comply with any such demand which is not contradictory to this Contract, the Plans or the Specifications, provided that any and all such demands by the Buyer’s Representative with regard to construction, arrangement and outfit of the Vessel shall be submitted in writing to the authorized representative of the Builder. Remarks made on inspection sheets are considered Buyers comments submitted in writing. The Builder shall notify the Buyer’s Representative of the names of the persons who are from time to time authorized by the Builder for this purpose. In any event, it is understood and agreed that the supervision exercised on behalf of the Buyer shall not alter or diminish the responsibility of the Builder with regard to its obligations under this Contract.

It is agreed upon between the Buyer and the Builder that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the Builder’s reasonable discretion in view of the construction schedule of the Vessel. If delays in rectification of an item impact construction progress, such consequences to be to the cost and responsibility of the Builder.

In the event that the Buyer’s Representative shall advise the Builder that he has discovered and believes the construction or materials do not or will not conform to the requirements of this Contract, the Plans or the Specifications and the Builder shall not agree with the views of the Buyer’s Representative in such respect, either the Buyer or the Builder may either seek an opinion of the Classification Society and/or request an arbitration in accordance with the provisions of Article 13 hereof.

The Classification Society or the Arbitration Board shall determine whether or not a non-conformity with the provisions of this Contract, the Plans and the Specification exists. If the Classification Society or the Arbitration Board enters a determination in favour of the Buyer, then in such case the Builder shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the Vessel, the Builder shall make fair and reasonable adjustment of the Contract Price in lieu of such minor alterations and changes, provided however that the omission of such required alterations and changes does not affect the class and statutory certificates of the Vessel and/or its normal operation. If the Classification Society or the Arbitration Board enters a determination in favour of the Builder, then the time for delivery of the Vessel shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the Buyer shall compensate the Builder for the proven loss incurred by the Builder as a result of the dispute referred to herein.

(c)	APPROVAL OF DRAWINGS

(i)	All plans and drawings and instruction books to be in English.

(ii)	The Builder shall obtain the approval from the Buyer for the plans and drawings in accordance with the Specifications. The Builder shall submit to the Buyer three (3) copies of each of the plans and drawings to be submitted to the Buyer for its approval at its address as set forth in Clause 19 hereof. One copy each of the plans and drawings will be provided in pdf format by e-mail. The Buyer shall, within twenty one (21) days after receipt thereof, return to the Builder one (1) copy of such plans and drawings with the approval or comments, if any, of the Buyer. A list of the plans and drawings to be so submitted to the Buyer shall be mutually agreed upon between the parties hereto. One clean copy of all approved plans with comments from the Classification Society and Buyer are to be submitted to the Buyers Representative ten (10) working days in advance of inspection of the relevant items.

(iii)	When and if the Buyer’s Representative shall have been sent by the Buyer to the Shipyard in accordance with Paragraph (a) of the Article, the Builder may submit the remainder, if any, of the plans and drawings in the agreed list, to the Buyer’s Representative for his approval, unless otherwise agreed upon between the parties hereto.

The Buyer’s Representative shall, within seven (7) days after receipt thereof, return to the Builder one (1) copy of such plans and drawings with his approval or comments written thereof, if any. Approval by the Buyer’s Representative of the plans and drawings duly submitted to him shall be deemed to be the approval by the Buyer for all purposes of this Contract.

(d)	SALARIES AND EXPENSES

All salaries and expenses of the Buyer’s representative or any other person or persons employed by the Buyer hereunder shall be for the Buyer’s account.

(e)	RESPONSIBILITY OF THE BUILDER

(i) The Builder shall furnish the Buyer’s Representative and the Buyer’s Representative’s assistant(s), free of charge, with suitably furnished office space with adequate lighting, heating, air conditioning and electricity at, or in the immediate vicinity of the Shipyard together with telephone, Internet and use of e-mail and telefax facilities as may be necessary to enable the Buyer’s Representative and/or his assistant(s) to carry out their work under this Contract. The Buyer, however, shall bear all communication charges including telephone, telefax, e-mail and etc. incurred by his representatives or his assistant(s) payable against vouchers. The Builder, its employees, agents and subcontractors, during all reasonable times until delivery of the Vessel, shall give them full co-operation in carrying out their duties and arrange for them to have free and ready access to the Vessel, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the Vessel, including the premises of subcontractors.

The Buyer’s Representative or his assistant(s) or employees shall observe the work rules and regulations prevailing at the Builder’s and its subcontractors’ premises.

The Builder shall promptly provide to the Buyer’s Representative and/or his assistant(s) and shall secure that its subcontractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the Vessel and her engines, equipment and machinery.

(ii) The Buyer’s Representative and his assistant(s) shall at all times remain as the employees of the Buyer. The Builder shall not be liable to the Buyer, or the Buyer’s Representative or his assistant(s) or the Buyer’s employees or agents for personal injuries, including death, during the time they, or any of them, are on the Vessel, or within the premises of either the Builder or his subcontractors, or are otherwise engaged in and about the construction of the Vessel, unless, however, such personal injuries, including death are caused by the negligence of the Builder, its subcontractor or its employees or agents. The Builder undertakes to ensure an effective, visible and workable Health, Safety and Environment system is in place according to the Builder’s shipbuilding practice. The Builder shall not be liable to the Buyer, or the Buyer’s Representative or his assistant(s) or the Buyer’s employees or agents for damages to, or loss or destruction of personal property of the Buyer, or of the Buyer’s Representative or his assistant(s) or of the Buyer’s employees or agents, unless such damages, loss or destruction were caused by negligence of the Builder, or its subcontractors or its employees or agents.

(iii) The Builder shall build and outfit the Vessel according to this Contract at its shipyards at Tongyoung, Deokpo and Sacheon, Gyeongsangnam-do, Korea (the “Shipyard”) using its own shipyard organisation.

The Builder is, however, authorised to sub-contract part of the work to third party sub-contractors who will carry out works in accordance with the standards of this Contract, provided that the work is done in Korea and the Builder shall have first given notice in writing to the Buyer.

Without prejudice to the generality of the foregoing the Builder shall remain fully liable for the due and complete performance of all the Builder’s obligations under this Contract notwithstanding the entering into of any such sub-contract as aforesaid. However, the Vessel shall always remain at the Shipyard unless the Buyer and the Builder agree otherwise.

No sub-contract shall bind or purport to bind the Buyer, and each sub-contract shall be the responsibility of the Builder and not contain any retention rights, liens or other such rights that may interfere at anytime with the ownership of the Vessel by the Buyer.

All sub-contractors howsoever employed or engaged are hereby declared and agreed to be sub-contractors employed or engaged by the Builder and the Builder agrees that it is and shall remain fully responsible for and liable in respect of any sub-contractors and/or their acts or omissions and, without prejudice to the generality of the foregoing, the Builder shall ensure control over supervision and scheduling of the all work done by any subcontractor.

The Builder hereby agrees that if any of its employees, servants or agents or those of the sub-contractors appointed pursuant to this Contract shall, in the reasonable opinion of the Buyer, not be carrying out properly their duties and responsibilities under or pursuant to the terms of this Contract, the Buyer shall be entitled (by giving written notice to the Builder) to draw the same to the attention of the Builder and, if the Buyer considers it necessary, to request the Builder to replace such person(s) if the same are its own employees, servants or agents, or to use its best endeavours to replace such person(s) if the same are the employees, servants or agents of a sub-contractor. The Builder shall investigate any such request, and, if found justified, take appropriate action. Any such replacement shall be within such a time scale so as to ensure that the Builder continues to carry out all of its duties and obligations under or pursuant to this Contract.

Buyers inspection and final assembly of any subcontracted work shall be at the Builders Shipyard. The Builder will arrange for the Buyer to execute pre-production inspection of sub-contractors premises by providing reasonable advanced notice to inspect the facility. Buyers retain the right to inspect vetting records by Builders Quality Control Department confirming certification and compliance with the Builders quality standards.

(f)	RESPONSIBILITY OF THE BUYER

(i)

The Buyer shall undertake and assure that the Buyer’s Representative shall carry out his duties hereunder in accordance with the normal international shipbuilding practice and in such way so as to avoid any unnecessary increase in building cost, delay in the construction of the Vessel and/or any disturbance in the construction schedule of the Builder. The Buyer’s Representative shall carry out inspection of the Vessel during the whole period of the construction including Saturdays and Sundays. The Builder shall endeavour to carry out inspections in normal working hours. Tests beyond normal working hours shall be treated as the exception, necessary for the timely construction of the vessel. In such cases the Builder will provide transport to and from the Shipyard for the Supervisor free of charge. The Builder has the right to reasonably request the Buyer to replace the Buyer’s Representative who is deemed unsuitable and unsatisfactory for the proper progress of the Vessel’s construction. The Buyer shall investigate the situation by sending another representative to the Shipyard if necessary, and if the Buyer considers that such Builder’s notice is justified, the Buyer shall effect a replacement as soon as conveniently arrangeable.

(ii)	The Builder’s employees, agents, subcontractors and so forth shall at all times remain as the employees of the Builder. The Buyer shall not be liable to the Builder, or the Builder’s employees, agents, subcontractors and so forth for personal injuries, including death, during the time they, or any of them, are on the Vessel, or within the premises of either the Builder or his subcontractors, or are otherwise engaged in and about the construction of the Vessel, unless, however, such personal injuries, including death are caused by the negligence of the Buyer, its employees or agents. The Buyer shall not be liable to the Builder, or the Builder’s employees, agents, subcontractors and so forth for damages to, or loss or destruction of property of the Builder, or the Builder’s employees, agent, subcontractors and so forth unless such damages, loss or destruction were caused by negligence of the Buyer, or its employees or agents.

(End of Article)

5. MODIFICATIONS, CHANGES AND EXTRAS

(a)	HOW EFFECTED

Minor modifications or changes to the Specifications or Plans under which the Vessel is to be constructed may be made at any time hereafter by written agreement of the parties hereto.

(i) The Builder may make minor changes to the Specifications or Plans, if found necessary for introduction of improved production methods or otherwise, provided that the Builder shall first obtain the Buyer’s prior written approval which shall not be unreasonably withheld and provided that such changes do not result in any decrease in performance or capacity of the Vessel and provided further that the Vessel remains compliant with the rules and regulations of the Classification Society and that the Vessel’s class and statutory certificates and/or its normal operation are not affected thereby in any way whatsoever.

(ii) Any modification or change to the Specifications or Plans requested by the Buyer which does not affect the framework of the Specifications or Plans and also does not adversely affect the Builder’s planning or program in relation to the Builder’s other commitments which have been entered into at that time shall be agreed to by the Builder if the Buyer agrees to the necessary adjustment (if any) of the Contract Price, deadweight, speed requirements, the Delivery Date and other terms and conditions of this Contract reasonably required as a result of such modification or change. The Builder, however, hereby agrees to exert its best efforts to accommodate such reasonable request by the Buyer so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonably possible.

The Builder has the right to continue construction of the Vessel on the basis of the Specifications and Plans pending a final outcome / decision. The Builder shall be entitled to refuse to make any alteration, change or modification of the Specifications and/or Plans requested by the Buyer if in the Builder’s judgment the compliance with such request would cause an unreasonable disruption of the normal working schedule of the Shipyard.

The aforementioned agreement to modify and change the Specifications and Plans may be effected by exchange of letters or telefaxes manifesting the agreement. The letters and telefaxes exchanged by the parties pursuant to the foregoing shall constitute an amendment to this Contract and the Specifications or Plans.

Upon consummation of such an agreement to modify and change the Specifications or Plans, the Builder shall alter the construction of the Vessel in accordance therewith including any addition to, or deduction from the work to be performed in connection with such construction.

(b)	SUBSTITUTION OF MATERIALS

In the event that any of the materials required by the Specifications or otherwise under this Contract for the construction of the Vessel cannot be procured in time to effect delivery of the Vessel, or are in short supply though such materials are timely ordered, the Builder may, provided the Buyer so agrees in writing, supply other materials and equipment of the best available and like quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements and recommendations with which the construction of the Vessel must comply. Any agreement as to such substitution of materials shall be effected in the manner provided in Paragraph (a) of this Article and shall not, likewise, include a decrease or increase in the Contract Price and other terms and conditions of this Contract affected by such substitution.

Furthermore, it is expressly agreed that should the Builder have to use any steel made in China they will only use steel produced by major Chinese steel mills used by major Korean shipyards. No Brazilian steel will be used for any of the integral parts of the Vessel without the Buyer’s prior approval in its absolute discretion. All steel to be provided in accordance with Classification standards and approvals.

(c)	CHANGES IN CLASS AND RULES

If, after the date provided for in Article 1 (b) (ii) of this Contract, any requirements as to Class or as to the above specified rules and regulations with which the construction of the Vessel is required to comply are altered or changed by the Classification Society or bodies authorized to make such alterations or changes, either of the parties hereto, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within fifteen (15) working days after receipt of the said notice from the Builder or giving the same to the Builder, the Buyer shall advise the Builder as to the alterations and changes, if any, to be made on the Vessel which the Buyer, at its sole discretion, shall decide. The Builder shall not be obliged to comply with such alterations and/or changes if the Buyer fails to notify the Builder of its decision within the time limit stated above or if such alterations and/or changes are not compulsory under the relevant rules, regulations or requirements.

The Builder shall comply promptly with the said request of the Buyer, provided that the Builder and the Buyer shall first agree to:

(i)	any reasonable increase or decrease in the Contract Price of the Vessel that is occasioned by the cost of such compliance,

(ii)	any reasonable extension or advancement in the Delivery Date of the Vessel that is occasioned by such compliance,

(iii)	any reasonable increase or decrease in the deadweight and/or cubic capacity of the Vessel, if such compliance results in any increase or reduction in the deadweight,

(iv)	adjustment of the speed requirements, if any, and fuel oil consumption,

(v)	any other reasonable alterations in the terms of this Contract, or of the Specifications or Plans, or both, if such compliance makes such alterations of the terms necessary.

If the parties are unable to agree any of the above, the parties may by mutual agreement refer the dispute to a third party expert as may be mutually agreed between the parties hereto and who shall act as an expert and not as arbitrator and whose decision shall be final, conclusive and binding on the parties hereto.

Any delay in the construction of the Vessel caused by the Buyer’s delay in making a decision or agreement as above shall constitute a permissible delay under this Contract. Such agreement by the Buyer shall be effected in the same manner as provided above for modification and change of the Specifications and Plans.

When reasonably required by the Buyer, the Builder shall furnish reasonable information relating to the cost break down in respect of the modifications referred to in this Article.

The agreed extra cost or credit as a result of the modifications under this Article shall be paid upon acceptance and delivery of the Vessel together with the final instalment.

(End of Article)

6. TRIALS AND SEA TRIALS

(a)	GENERAL

The Builder shall carry out and run the tests and trials on the Vessel in the manner and to the extent as described in the Specifications (and the trials schedule) and otherwise as may be required by the Classification Society.

(b)	NOTICE

The Builder shall notify the Buyer in writing or by telefax or e-mail, at least fourteen (14) working days in advance, of the time and place of the trial run of the Vessel. Such notice shall specify the Korean port from which the Vessel will commence her trial run and approximate date upon which the trial run is expected to take place.

Such date shall be further confirmed by the Builder by at least five (5) working days advance telefax or e-mail notice. The Representatives of the Buyer, who are to witness the performance of the Vessel during such trial run, shall be present at such place on the date specified in such notice. Should such Representatives fail to be present after the Builder’s due notice to the Buyer as provided above, the Builder shall be entitled to conduct such trial run with the presence of the Classification Surveyor only without the Representatives of the Buyer being present.

In such case, the Buyer shall be obliged to accept the test and trial results of the Vessel to the extent only of those items actual tested on the basis of a certificate issued by the Builder and witnessed by Classification Surveyor that the Vessel, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the Specifications and this Contract and is satisfactory in all respects, provided the Builder first makes such corrections and alterations promptly.

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Korean waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that, if during the trial run, the weather should change to be sufficiently unfavourable so that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the Buyer shall assent to the acceptance of the Vessel by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the Vessel for the period of delay occasioned by such unfavourable weather conditions and such delay shall be deemed as a permissible delay in the delivery of the Vessel.

(c)	HOW CONDUCTED

All expenses in connection with the trials of the Vessel are to be for the account of the Builder which, during the trials, shall provide at its own expense the necessary fully qualified and certified crew to comply with conditions of safe navigation. The Vessel shall be properly equipped during Sea Trials with sufficient life saving appliances and equipment for the number of persons onboard.

The trials shall be conducted in the manner prescribed in this Contract and the Specifications and shall prove fulfilment of the performance requirements for the trials as set forth in the Specifications. The Builder shall be entitled to conduct preliminary sea trials, during which the propulsion plant shall be adjusted according to the Builder’s judgment notwithstanding any provisions of the Specifications. The Builder shall have the right to repeat any trial whatsoever as it deems necessary and in such instance the provisions of Paragraph (b) shall apply save for the provisions as to notice where the Builder shall provide the Buyer with two (2) working days advance notice only in case a trial is required to be repeated after it has been completed to allow reasonable time for the Buyer’s Representative to board the Vessel again. Should a trial be required to be repeated immediately or shortly after it has taken place but whilst the Buyer’s Representative is still on board the Vessel, no advance notice is required by the Builder.

(d)	CONSUMABLE STORES

The Builder shall load the Vessel with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the Specifications. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the Vessel to the trial load draft, as specified in the Specifications, shall be supplied and paid by the Builder. The fuel oil, as well as lubricating oil, shall be in accordance with the engine Specifications. The Buyer shall have the option to supply lubricating oil and greases for the conduct of trials as well as for use before the delivery of the Vessel to the Buyer, and the Buyer shall decide and advise the Builder of supplier’s name two (2) months before commencement of installation of Main Engine, provided that the supplier shall be acceptable to the makers of all the machinery.

(e)	ACCEPTANCE OR REJECTION

(i) Upon completion of sea trial, the Builder shall submit to the Buyer a jointly signed copy of all tests and trials carried out with regard to her machinery and equipment, hereinafter referred to as the Sea Trial Report as and if the Builder considers that the result of sea trial indicates conformity of the Vessel to this Contract and the Specifications and Plans.

The Buyer shall within five (5) working days after receipt of such Sea Trial Report notify the Builder in writing or by e-mail or telefax of its acceptance or rejection of the Sea Trial Report, provided that in case of rejecting the Sea Trial Report, the Buyer shall set out in its notice of rejection a detailed, clear explanation of all and any aspects of the Sea Trial Report which it considers do not comply with this Contract, the Specifications and/or the Plans.

If the Builder is in agreement with the Buyer’s determinations as to non-conformity, the Builder shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfilment of the Contract and Specifications by such tests or trials as may be necessary and as witnessed by the Buyer’s Representative(s). If the Builder is not in agreement with the Buyer’s determination as to non-conformity, each party shall be entitled to refer the disagreement to the Classification Society and/or Arbitration as per Article 13.

The Buyer shall not be entitled to reject the Vessel by reason of any minor or insubstantial items judged from the point of view of international standard shipbuilding and shipping practice as not being in conformity with the Specifications and insofar as the same do not affect the conditions of class of the Vessel, other statutory regulations in respect of the Vessel and/or its normal operation, but, in that case, the Builder shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the Vessel. If inconvenient for the Vessel to have such items corrected and/or remedied at the Builder’s yard, the Builder shall arrange to have such corrections or remedies carried out elsewhere, and may, if practicable, do such work while the Vessel is sailing. The Buyer may, if proposed by the Builder in its absolute discretion decide to agree to receive a payment in lieu of such items being corrected and/or remedied. Any payment in lieu shall be agreed between the Builder and the Buyer.

(ii) If during any sea trial any breakdowns occur entailing interruption or irregular performance which can be repaired on board, the sea trial shall be continued after such repairs and be valid in all respects. However, if during or after the sea trial it becomes apparent that the Vessel or any part of her equipment requires alterations or correction which but for this provision would or might entitle the Buyer to cancel this Contract, the Builder shall have the right to attempt to carry out such alterations or corrections and shall notify the Buyer promptly in writing or by e-mail or telefax to such effect and shall simultaneously advise the Buyer of the estimated additional time required for the necessary alterations or corrections to be made. The Buyer shall, within three (3) working days of receipt from the Builder of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the Builder in writing or by e-mail or telefax of its acceptance, qualified acceptance or rejection of the Vessel, all in accordance with the Specification, Plans and the Contract, and shall not be entitled to reject the Vessel on such grounds until such time.

(iii) The notice periods allowed and additional time required for such alterations and corrections shall not be permissible delays extending the delivery date of the Vessel under this Contract.

(f)	EFFECT OF ACCEPTANCE OR REJECTION

The Buyer’s written, e-mailed or telefaxed notification of acceptance delivered to the Builder as above provided shall be final and binding insofar as conformity of the Sea Trial Report with this Contract, the Plans and the Specifications is concerned and shall preclude the Buyer from refusing formal delivery of the Vessel as hereinafter provided, if the Builder complies with all procedural requirements of delivery, as herein set forth, and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the Buyer as requiring correction have been corrected satisfactorily.

If the Buyer fails to notify the Builder of its acceptance or rejection of the Sea Trial Report as hereinabove provided, the Buyer shall be deemed to have accepted the Sea Trial Report.

However, nothing herein shall affect the Buyer’s rights under Article 9 hereof.

(g)	DISPOSITION OF SURPLUS CONSUMABLE STORES

Any fuel oil, lubrication oil, in drums/tanks or other unbroached greases or system lines (i.e. framo system lines, ect.) and consumable stores furnished and paid for by the Builder for trial runs remaining on board the Vessel at the time of acceptance of the Vessel by the Buyer shall be bought by the Buyer from the Builder at the Builder’s actual invoice price for such supply in Korea and payment by the Buyer thereof shall be made at the time of delivery of the Vessel. The Buyers and Builders representatives shall jointly measure and agree quantities of lubricating, hydraulic and fuel oils remaining in storage tanks and unbroached drums or system lines (i.e. framo system lines, etc.).

The Builder shall pay the Buyer at the time of delivery of the Vessel an amount for the consumed quantity during trial run of any lubricating oil and greases which were furnished and paid for by the Buyer at the Buyer’s purchase price thereof. In measuring the consumed quantity, lubricating oils and greases remaining in the main engine, other machinery and stern tube, shall be excluded.

(End of Article)

7. DELIVERY

(a)	TIME AND PLACE

The Vessel shall be delivered by the Builder to the Buyer at the Shipyard on or before September 30th, 2013 (hereinafter called “the Delivery Date”) after completion of satisfactory trials and acceptance by the Buyer in accordance with the terms of Article 6(e), except that, in the event of delays in delivery by the Builder due to causes which under the terms of this Contract permit extensions of the time for delivery, the aforementioned Delivery Date shall be extended accordingly. The Builder shall provide the Buyer in writing by e-mail or telefax thirty (30) days approximate notice of readiness and fourteen (14), seven (7) and three (3) days definite notice of readiness for delivery of the vessel.

(b) WHEN AND HOW EFFECTED

The Vessel is to be delivered fully completed and fitted out, safely afloat, carefully cleaned, properly moored with free access to the sea and ready for oceangoing sailing, with inventories of spare parts and equipments as provided in the Specifications.

Provided that the Buyer shall concurrently with delivery of the Vessel release to the Builder the delivery instalment as set forth in Article 10 (b) hereof and shall have fulfilled all of its obligations provided for in this Contract, delivery of the Vessel shall be forthwith effected upon acceptance thereof by the Buyer, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the Vessel by the Builder and acceptance thereof by the Buyer, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto. It is expressly understood that acceptance of the Vessel by the Buyer and payment by the Buyer of the delivery instalment to the Builder does not relieve the Builder from liability for defects under this Contract in accordance with Article 9.

(c)	DOCUMENTS TO BE DELIVERED TO THE BUYER

Acceptance of the Vessel by the Buyer shall be conditional upon receipt by the Buyer from the Builder of the following duly authenticated documents which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(i) PROTOCOL OF TRIALS of the Vessel made pursuant to this Contract and the Specifications,

(ii) PROTOCOL OF INVENTORY of the equipment of the Vessel including spare parts and the like as specified in the Specifications,

(iii) PROTOCOL OF STORES OF CONSUMABLE NATURE, such as all fuel oil, lubricating oil, and fresh water remaining in tanks if their cost is charged to the Buyer, but not water or oils or greases in the machinery which are on board and delivered to the Buyer with the Vessel at the price set forth in Article 6(g) hereof,

(iv) FINAL DRAWING AND PLANS AND INSTRUCTIONS BOOKS in the English language pertaining to the Vessel as stipulated in the Specifications, which shall be furnished to the Buyer at no additional cost,

(v) ALL CERTIFICATES required to be furnished upon delivery of the Vessel pursuant to this Contract, the Specifications and/or Plans and in accordance with the customary international shipbuilding practice, including, but not limited to:

(1) Certificate for Classification free from conditions of class

(2) International Load Line Certificate

(3) Cargo Safety Radio Certificate

(4) Cargo Safety Construction Certificate

(5) Cargo Safety Equipment Certificate

(6) Classification Certificate for anchor, chains and hawsers, machinery and equipment

(7) Certificate for life-boats and life saving equipments

(8) Certificates for navigation lights and special signal lights

(9) International Oil Pollution Prevention Certificate

(10) International Tonnage Certificate

(11) Builder’s Certificate (duly notarized and legalized)

(12) Compass adjustment Certificate

(13) Suez Canal and Panama Canal Tonnage Certificate

(14) De-ratisation Certificate

(15) Deadweight Certificate

(16) Lifting Appliances Certificate (including cranes and grabs)

(17) International Air Pollution Prevention Certificate

(18) ISPS Certificate

(19) Coating Technical File

(20) International Sewage Pollution Certificate

(21) Certified Loading Manual

(22) P&A Manual

(23) International Certificate of fitness for the carriage of dangerous chemicals in Bulk

(24) Certified Cargo oil tanks calibration

(25) Ballast Management Certificate

(26) Emergency Towing Procedures

(27) Engine Technical File

(28) Load Test certificates for all designated lifting lugs /points installed

All certificates or relevant documents which are to be duly notarized and legalized shall be agreed between the parties prior to delivery. All certificates to be delivered in one (1) original and two (2) copies to the Buyer.

If any Certificate, Drawing, Plan, Diagram or other documents referred to in this Article, through no fault on the part of Builder, cannot be made upon delivery and if the absence thereof does not impede the navigation or management of the Vessel, a provisional certificate shall be acceptable by the Buyer provided the formal Certificate, Drawing, Plan, Diagram or other document be delivered as soon as practicable after delivery of the Vessel.

(vi) DECLARATION OF WARRANTY of the Builder that the Vessel is delivered to the Buyer free and clear of any liens, claims, charges, mortgages or other encumbrances upon the Buyer’s title thereto and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the Builder to its subcontractors, employees, and crew and of all liabilities arising from the operation of the Vessel in sea trials, or otherwise, prior to delivery.

(vii)	COMMERCIAL INVOICE

(viii)	BILL OF SALE (duly notarised and legalised without insertion of the Contract Price) If the Contract Price is required in the Bill of Sale, the Buyer shall pay the cost for putting the Contract Price as per actual invoice.

(ix)	Such other documents required to be issued by the Builder for the Buyer’s registration of the Vessel under its port of registry, provided that the same are reasonably requested in advance of delivery of the Vessel.

(d)	TENDER OF VESSEL

If the Buyer fails to take delivery of the Vessel after completion thereof according to this Contract and the Specifications, the Builder shall have the right to tender delivery of the Vessel after compliance with all procedural requirements as provided above.

(e)	TITLE AND RISK

Title to and possession and risk of the Vessel shall pass to the Buyer upon delivery and acceptance of the Vessel being effected, as stated above, it is being expressly understood that, until such delivery is effected, the Vessel and equipment thereof, including equipment supplied by the Buyer or his supplier(s) are, except as provided for in Article 12 (b), at the entire risk of the Builder including but not confined to, risks of war, insurrection and seizure by governments or authorities, whether Korean or foreign, and whether at war or at peace. Notwithstanding the provisions of this clause the title to the material and equipment supplied by the Buyer shall remain with the Buyer.

(f)	REMOVAL OF THE VESSEL

The Buyer shall take possession of the Vessel immediately upon delivery thereof and, if so requested by the Builder, shall remove the Vessel from the Shipyard within five (5) working days after delivery thereof is effected. The Builder shall provide at its cost linesmen to let go the lines during the unberth of the Vessel.

If Buyer fails to remove the Vessel from the premise of the Shipyard within the aforesaid five (5) working days, in such event, the Buyer shall pay to the Builder a reasonable mooring charge of the Vessel.

(End of Article)

8. DELAYS AND EXTENSIONS OF TIME

    (FORCE MAJEURE)

(a)	CAUSE OF DELAY

The Delivery Date shall be extended to the extent that the construction of the Vessel or any performance required as a prerequisite of delivery of the Vessel is delayed or prevented due to any force majeure event, that is to say, any extraordinary circumstances or events in or outside Korea such as war or warlike conditions, acts of state or government, blockade, revolution, insurrections, mobilization, civil commotions, riots, import or export bans, statutory contract reduction in working hours, shortage of materials or equipment provided that (i) such materials or equipments at the time of ordering could reasonably be expected by the Builder to be delivered in time and (ii) such orders were actually made in time and (iii) the Builder can show due diligence, strikes, sabotage or lockout, plague or other epidemics, quarantines, prolonged failure of electric current, natural catastrophe, tidal waves, typhoons, flood, unusually severe weather condition, fire, Act of God or any other extraordinary event beyond the control of the Builder, or any such force majeure event affecting major suppliers and/or major subcontractors (including but not limited to delivery being prevented or delayed by delayed deliveries of major parts or important performances by subcontractors due to the aforementioned force majeure events or due to circumstances beyond the suppliers’ and/or subcontractors’ control, bankruptcy or the like) PROVIDED THAT:

(i)	such delay or event has not been caused by any negligence or intentional act of the Builder or its sub-contractors; and

(ii)	the Builder shall use all reasonable efforts to prevent or minimise any delay in the construction of the Vessel resulting from such events (including, but without limitation), the obtaining of items from alternative sources and the introduction of overtime).

(b)	NOTICE OF DELAYS

Within seven (7) days after commencement of any cause of delay on account of which the Builder claims that it is entitled under this Contract to an extension of the Delivery Date of the Vessel, excluding delays due to arbitration, the Builder shall advise the Buyer in writing or by e-mail or telefax of the date such cause of delay commenced, and the reasons thereof, and, if possible, its estimated duration of the probable delay in the delivery of the Vessel. The Builder shall also provide the Buyer with evidence to justify the delay claimed.

The Builder shall be entitled to an extension of the delivery date of the Vessel from the commencement of the occurrence of the event of Force Majeure if notice is given within seven (7) days or if such notice cannot be given within that period for reasons outside the control of the Builder and this can be proved to the Buyer and in all other cases from the actual date of notification by the Builder to the Buyer.

As soon as possible but at least within seven (7) days after such cause of delay ends, the Builder shall likewise advise the Buyer in writing or by e-mail or telefax the date that such cause of delay ended, and specify the period of time by which the Builder claims the Delivery Date should be extended by reason of such delay. If the Builder does not give the timely advice as above, the Builder shall lose the right to claim such delays as permissible delay.

Failure of the Buyer to object to the Builder’s notification of any claim for extension of the date for delivery of the Vessel within ten (10) days after receipt by the Buyer of such notification shall be deemed to be a waiver by the Buyer of its right to object to such extension. Failure of the Builder to give the aforementioned notices shall preclude the Builder from claiming the relevant delay as a permissible delay.

Any event which lasts for less than a continuous period of 48 hours shall be disregarded for the purposes of this Article. Any two or more events referred to in (a) above that run concurrently shall be treated as a single permitted delay.

(c)	RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding (i) delays due to arbitration (ii) delays due to the Buyer’s defaults of a nature which under the terms of this Contract permit extension of the time for delivery (iii) delays due to modifications and changes under Article 5 or (iv) delays in delivery of the Buyer’s supplied items, aggregate two hundred and ten (210) days or more, the Buyer may at any time thereafter cancel this Contract by giving a written notice of cancellation to the Builder.

Such cancellation shall be effective as of the date the notice thereof is received by the Builder, and the Builder, upon receipt of such notice, and upon the Buyer’s demand, shall promptly refund in accordance with the provisions of Article 10 (g) hereof all payments made to the Builder by the Buyer. The aforementioned refund by the Builder as provided in Article 10 (g) shall forthwith discharge all obligations, duties and liabilities of each of the parties hereto to the other under this Contract.

If the Buyer has not cancelled this Contract as above provided, the Builder may, at any time after expiration of the accumulated time of the aforementioned delays, notify the Buyer of the date upon which the Builder estimated the Vessel will be ready for delivery and demand in writing that the Buyer make an election either to cancel this Contract or to consent to the delivery of the Vessel at such future date in which case the Buyer shall, within fourteen (14) working days after receipt of such demand, make and notify the Builder of such election. If the Buyer elects to consent to the delivery of the Vessel at such future date:

(i) Such future date shall become the contractual Delivery Date for the purposes of this Contract and shall be subject to extension by reason of permissible delays as herein provided, and

(ii) If the Vessel is not delivered by such revised contractual Delivery Date (as extended by reason of permissible delays) the Buyer shall have the same right of cancellation upon the same terms as hereinabove provided.

(d)	DELAY OF BUYER’S SUPPLIED ARTICLES

In the event the Buyer’s supplied articles and the necessary installation drawings and instruction books necessary for designing and the working drawings relative to the said articles are not delivered to the Builder within the time limits agreed thirty (30) days in advance of installation, between the Builder and the Buyer, then the Delivery Date of the Vessel shall be extended by such period as the Builder can prove that the delivery of the Vessel was unavoidably delayed as a result of the delay in the said Buyer’s supplied articles.

(e)	DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the foregoing causes shall be understood to be permissible delays, and are to be distinguished from non-permissible, unauthorized delays on account of which the Contract Price of the Vessel is subject to adjustment as provided for in Article 3 hereof.

(End of Article)

9. WARRANTY OF QUALITY

(a)	GUARANTEE OF MATERIAL AND WORKMANSHIP

The Builder, subject to Paragraph (c)(vi) of this Article, for the period of twelve (12) months from the date of delivery of the Vessel to the Buyer, guarantees the Vessel, painting and coatings thereof and her engine, including all parts and equipment that are manufactured or furnished or installed by the Builder or its sub-contractors or its suppliers under this Contract (including the installation of Buyer’s supplies) against all defects which are due to defective materials, construction, miscalculation, faulty installation, poor workmanship and/or negligent or other improper acts or omissions on the part of the Builder or its sub-contractors, provided reasons for such defects have not been caused by perils of the sea, rivers or navigation, or by normal wear and tear, overload, improper loading or stowage, corrosion of the materials if caused by the Buyer, fire, accident, incompetence, mismanagement, negligence or wilful neglect or by alteration or addition by the Buyer not previously approved by the Builder.

The Builder will be responsible for all machinery or parts of machinery and all constructions which are supplied by sub-contractors and/or suppliers and/or manufacturers and guarantees and warrants the above mentioned for a period of twelve (12) months on the basis as specified in this Paragraph or for such longer period as the manufacturers and/or sub-contractors and/or suppliers thereof may provide.

(b)	NOTICE OF DEFECTS

The Buyer, or its duly authorized representative, will notify the Builder in writing, or by e-mail or telefax, as soon as possible after discovery of any defect for which a claim is to be made under this guarantee.

The Buyer’s written notice shall include full particulars as to the nature of the defect, and the extent of the damage caused thereby. The Builder will be under no obligation with respect to this guarantee, in respect of any claim for defects discovered prior to the expiry date of the guarantee, unless notice of such defects is received by the Builder not later than fourteen (14) days after such expiry date. E-mail or telefax advice within fourteen (14) days that a claim is forthcoming will be sufficient compliance with the requirement as to time.

However in the case of underwater defects which are ascertained during an examination by Class approved divers at a mutually agreed time and place which is to be carried out prior to the expiry of the Guarantee Period, such defects may be remedied at the time of the first scheduled drydocking, unless the Vessel’s seaworthiness or Class is affected thereby in which case such defects will be remedied immediately.

The Builder’s liability for any such underwater defects shall be limited to the extent discovered after the said diver’s survey excluding fair wear and tear and accident damages occurring after delivery of the Vessel, and shall not exceed the cost of remedying such defects.

The cost of such divers’ inspection shall be born by the Builder in the event any defects are found, otherwise such cost shall be borne by the Buyer.

(c)	REMEDY OF DEFECTS

(i) The Builder shall remedy, at its expense, any defects, against which the Vessel is guaranteed under this Article, by making all necessary repairs or replacements at the Shipyard or elsewhere as provided for in (ii) hereinbelow. In such case the Builder shall not be responsible for towage, dockage, wharfage, port charges and anything else incurred for the Buyer’s getting and keeping the Vessel ready for such repairing or replacing.

(ii) However, if it is impractical (which shall include, but not be limited to, an emergency) to bring the Vessel to the Shipyard, the Buyer may cause the necessary repairs or replacements to be made elsewhere which is deemed by the Buyer, with the consent of the Builder which shall not be unreasonably withheld, to be suitable for the purpose, provided that, in such event, the Builder may forward or supply replacement parts or materials to the Vessel, unless forwarding or supplying thereof to the Vessel would impair or delay the operation or working schedule of the Vessel. In the event that the Buyer proposes to cause the necessary repairs or replacements to be made to the Vessel at any shipyard or works other than the Shipyard, the Buyer shall first (but in all events as soon as reasonably possible) give the Builder notice in writing, or by e-mail or telefax, of the time and place such repairs will be made, and if the Vessel is not thereby delayed, or her operation or working schedule is not thereby impaired, the Builder shall have the right to verify by its own representative(s) the nature and extent of the defects complained of.

The Builder shall, in such case, promptly advise the Buyer by e-mail or telefax, after such examination has been completed, of its acceptance or rejection of the defects as ones that are covered by the guarantee herein provided. Upon the Builder’s acceptance of the defects as justifying remedy under this Article, or upon award of the arbitration so determining, the Builder shall immediately pay to the Buyer an amount equal to the reasonable cost of making the repairs or replacement.

(iii) In the event that it is necessary for the Builder to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the Buyer under the term of C.I.F. to the country and place where they are to be forwarded.

(iv) In any event, the Vessel shall be taken at the Buyer’s cost and responsibility to the place elected, ready in all respects for such repairs or replacements.

(v) Any dispute under this Article shall be referred to arbitration in accordance with the provisions of Article 13 hereof.

(vi) Any major parts or materials (including painting or coating) replaced during the Guarantee Period under Paragraph (a) of this Article shall be guaranteed for a further twelve (12) months, but not more than fifteen (15) months from delivery of the Vessel (eighteen (18) months in respect of hull exterior coating and painting).

(d)	EXTENT OF THE BUILDER’S LIABILITY

The Builder shall be under no obligation with respect to defects of whatsoever nature and howsoever caused discovered after the expiration of the period of guarantee specified above. In no event shall the Builder be liable for any consequential loss, damages or expenses occasioned by or connected with any defect, nor for a loss of time in operating the Vessel due to repairs caused by any defect.

The Builder shall under no circumstances be liable for defects in the Vessel, or any part of equipment thereof, caused by perils of the sea or rivers, or navigation, or fire, or normal wear and tear, or accidents at sea or elsewhere or by mismanagement, accident, negligence, wilful neglect, alteration or addition on the part of the Buyer, its employees or agents on or doing work on the Vessel including Vessel’s officers, crew, and passengers. Likewise, the Builder shall not be liable for defects in the Vessel or any part of equipment thereof, that are due to repairs which were made by others than the Builder or its representative at the discretion of the Buyer, as hereinabove provided, subject to the end of the first paragraph of Article 9(a) hereof.

The liability of the Builder provided for in this Article shall be limited to defects directly caused by defective materials, construction miscalculation, faulty installation, poor workmanship, and/or negligent or other improper acts or omissions on the part of the Builder or its sub-contractors, as above provided. The Builder shall not be obliged to repair, nor be liable for damage to the Vessel or any part of the equipment thereof, which after delivery of the Vessel, is caused other than by the defects of the nature specified in Article 9 (a). The guarantees contained as hereinabove in this Article replace and exclude any other liability, guarantee, warranty and/or condition imposed or implied by law, customary, statutory or otherwise on the part of the Builder by reason of the construction and sale of the Vessel for and to the Buyer.

(e)	RETRIEVAL OF REPLACED EQUIPMENT/PARTS

The Builder reserves the option to retrieve at the Builder’s cost any of the replaced equipment/parts in case the defects are remedied in accordance with the provisions in this Article.

(f)	GUARANTEE ENGINEER

The Builder will at the request of the Buyer appoint a guarantee engineer to serve on the Vessel as its representative for a period of three (3) months from the date the Vessel is delivered. However, if the Buyer and the Builder shall deem it necessary to keep the guarantee engineer on the Vessel for a longer period, then he shall remain on board the Vessel after the said three (3) months, but not longer than twelve (12) months from the delivery of the Vessel.

The Buyer and its employees shall give such guarantee engineer full cooperation in carrying out his duties as the Representative of the Builder onboard the Vessel.

The Buyer shall accord the guarantee engineer treatment comparable to the Vessel’s chief engineer, and shall provide board and lodging at no cost to the Builder or the guarantee engineer.

While the guarantee engineer is on board the Vessel, the Buyer shall pay to the guarantee engineer the sum of US$ 6,000 per month, the expenses of his repatriation to Seoul, Korea by air upon termination of his service, the expenses of his communication with the Builder incurred in performing his duties and expenses, if any, of his medical and hospital care in the Vessel’s hospital.

The Buyer has the right to request the Builder to replace a guarantee engineer who is deemed unsuitable and unsatisfactory for the proper exercise of his task. The Builder shall investigate the situation by sending its representatives to the Vessel if necessary and if the Builder considers that such notice is justified the Builder shall effect a replacement as soon as conveniently arrangeable. In any case, it is understood that the guarantee engineer shall have to adhere to the no alcohol policy of the Vessel whilst on board.

The guarantee engineer will sign the standard indemnity letter for all people coming on board.

(g)	CREW FAMILIARIZATION

The Builder shall arrange at their cost, if any, for the Makers/Suppliers personnel to conduct familiarization of Buyers crew with the Vessels machinery and equipment at site. During such familiarization the equipment shall be demonstrated in working condition, as far as practically possible.

(h) PROGRESS REPORTS

The Buyer is entitled to require the Builder to report on condition of progress of the construction of the vessel. The Builder shall provide upon the Buyer’s request progress report showing items completed against a timeline of stated key dates. Such report to be in the Builders standard format.

(End of Article)

10. PAYMENT

(a)	CURRENCY

All payments under this Contract shall be made in United States Dollars.

(b)	TERMS OF PAYMENT

The Contract Price of the Vessel shall be due and payable by the Buyer to the Builder in instalments as follows:

(i)	First Instalment

The first instalment equal to ten percent (10%) of the Contract Price amounting to United States Dollars Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable within five (5) banking days from the date of receipt of the original Refund Guarantee as per Exhibit “A” issued by a first Korean bank acceptable to the Buyer and/or Buyer’s bank, by the Buyer. The Refund Guarantee may be issued by means of an authenticated swift message to the Buyer’s nominated bank in which case payment shall be made within five (5) banking days of receipt of such swift message by the Buyer’s bank.

(ii)	Second Instalment

The second instalment equal to ten percent (10%) of the Contract Price amounting to United States Dollar Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable upon the later of the steel cutting of the Vessel and within five (5) banking days after the receipt of the Builder’s confirmation that steel cutting has commenced and confirmed in writing by the Classification Society, which to be effected not earlier than twelve (12) months prior to delivery of the Vessel.

(iii)	Third Instalment

The third instalment equal to ten percent (10%) of the Contract Price amounting to United States Dollars Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable upon the later of keel laying of the Vessel and within five (5) banking days after the receipt of the Builder’s confirmation that keel laying has occurred and confirmed in writing by the Classification Society.

(iv)	Fourth Instalment

The fourth instalment equal to ten percent (10%) of the Contract Price amounting to United States Dollars Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable upon the later of the launching of the Vessel and within five (5) banking days after the receipt of the Builder’s confirmation that launching has taken place and confirmed in writing by the Classification Society.

(v)	Fifth Instalment

The fifth instalment equal to sixty percent (60%) of the Contract Price amounting to United States Dollars Twenty Two Million Two Hundred Thousand only (US$22,200,000) including any increase or decrease due to adjustment to the Contract Price hereunder, shall be due and payable upon delivery of the Vessel.

Any and all payment due under this Contract shall not be delayed or withheld by the Buyer on account of any dispute or disagreement of whatsoever nature arising between the parties hereto.

(c)	METHOD OF PAYMENT

(i)	First Instalment

Within five (5) banking days from the date of receipt of the original Refund Guarantee as per Exhibit “A” issued by a first Korean bank acceptable to the Buyer and/or Buyer’s bank, by the Buyer, the Buyer shall remit by bank transfer by telex or cable the first instalment to the account of the Builder (hereinafter referred to as the “Bank”) in favour of the Builder.

(ii)	Second Instalment

Within five (5) banking days after the Buyer’s receipt of e-mail or telefax advice from the Builder that the steel cutting of the Vessel has been commenced and, in any case, not earlier than twelve (12) months prior to delivery, the Buyer shall remit by bank transfer by telex or cable the second instalment to the Bank in favour of the Builder payable against the Builder’s written statement endorsed by the Classification Society that the steel cutting of the Vessel has been completed.

(iii)	Third Instalment

Within five (5) banking days after the Buyer’s receipt of e-mail or telefax advice from the Builder that the keel laying of the Vessel has been completed, the Buyer shall remit by bank transfer by telex or cable the third instalment to the Bank in favour of the Builder payable against the Builder’s written statement endorsed by the Classification Society that the keel laying of the Vessel has been completed.

(iv)	Fourth Instalment

Within five (5) banking days after the Buyer’s receipt of e-mail or telefax advice from the Builder that the launching of the Vessel has been completed, the Buyer shall remit by bank transfer by telex or cable the fourth instalment to the Bank in favour of the Builder payable against the Builder’s written statement endorsed by the Classification Society that the launching of the Vessel has been completed.

(v)	Fifth Instalment

Upon the cost adjustment to the Contract Price in accordance with the provisions of the Contract, the Buyer shall, at least two (2) banking days prior to the anticipated delivery of the Vessel, remit by bank transfer telex or cable the fifth instalment as adjusted, if any, to the Bank with an irrevocable instruction valid for a period of ten (10) banking days that the amount so remitted shall be payable to the Builder against presentation by the Builder to the Bank a copy of PROTOCOL OF DELIVERY AND ACCEPTANCE of the Vessel executed by the Buyer and the Builder and countersigned by a representative of the Buyer’s bank if presented together with an invoice for the amount due under this instalment.

If the Builder fails to present a copy of the signed PROTOCOL OF DELIVERY AND ACCEPTANCE (and duly countersigned by a representative of the Buyer’s bank if presented) to the Bank within the said period of ten (10) banking days or unless the validity of the instruction is further extended by the Buyer based on a mutual understanding reached with the Builder within the said ten (10) days validity period, the Bank shall remit the said amount of the fifth instalment to the Buyer’s bank account immediately upon expiry of the said initial ten (10) days validity period of the instruction.

In the event of the fifth instalment having been so returned by the Bank to the Buyer, the Buyer shall remit the fifth instalment again to the Bank as laid down in this Paragraph upon receipt of a further notice from the Builder for readiness of the Vessel for delivery.

(d)	EXPENSES

All expenses and normal bank charges for remitting payment shall be for account of the Buyer.

(e)	DEMAND FOR PAYMENT

At least fourteen (14) working days prior to the date on which any payment shall fall due hereunder, with the exception of the initial payment, the Builder shall notify the Buyer by e-mail or telefax of the date such payment shall become due.

The Buyer shall immediately acknowledge receipt of such notification by e-mail or telefax to the Builder, and make payment as set forth in this Article. If the Builder fails to receive the Buyer’s said acknowledgement within five (5) days after sending the aforementioned notification, the Builder shall promptly e-mail or telefax to the Buyer a second notification of similar import.

The Buyer shall immediately acknowledge by e-mail or telefax receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

(f)	DEFINITION OF BANKING DAYS

Wherever the term “banking days” is used in this Contract, it is understood and agreed that the term excludes bank holidays in the United States of America, Greece and Korea.

(g)	PAYMENT PRIOR TO DELIVERY

The payments made by the Buyer to the Builder prior to delivery of the Vessel shall constitute advances to the Builder. If the Vessel is rejected by the Buyer or this Contract is cancelled by the Buyer in accordance with the terms of this Contract including on the Builder’s default or otherwise, or except in the case of cancellation of this Contract by the Builder under the provisions of Article 11 hereof, if this Contract is terminated, cancelled by the Buyer in accordance with the terms of this Contract, the Builder shall forthwith refund to the Buyer, in United States Dollars, the full amount of total sums paid by the Buyer to the Builder in advance of delivery, together with interest thereon as herein provided unless the BUILDER proceeds to the arbitration under the provisions of Article 13 hereof.

The transfer and other bank charges of such refund shall be for the Builder’s account. The interest rate of the refund, as above provided, shall be six percent (6%) per annum from the day following the date of receipt by the Builder of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund, provided, however, that if the said cancellation by the BUYER is made under the provisions of paragraph (c) of Article 8 or paragraph (b) (ii of Article 17 hereof, then in such event the BUILDER shall not be required to pay any interest.

(h)	RETURN OF THE BUYER’S SUPPLIES

If pursuant to the provisions of this Contract the Builder is required to refund to the Buyer the instalments paid by the Buyer to the Builder, the Builder shall, at the sole discretion of the Buyer, either (i) return to the Buyer all of the Buyer’s supplies not incorporated into the Vessel and pay to the Buyer an amount equal to the cost of those supplies incorporated into the Vessel, or (ii) pay to the Buyer an amount equal to the actual cost of all supplies provided to the Builder and paid for by the Buyer irrespectively of whether or not the same have been incorporated into the Vessel.

(i)	DISCHARGE OF OBLIGATIONS

The refund provided in the foregoing Paragraphs (g) and (h) by the Builder to the Buyer shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other, except for the claims by the Builder against the Buyer, if any under this Contract. Any and all refunds or payments due to the Buyer under this Contract shall be effected by telegraphic transfer to the account specified by the Buyer.

(j)	REFUND GUARANTEE

The Builder shall, as a condition precedent to the payment of the first instalment, deliver to the Buyer an assignable and irrevocable Letter of Guarantee, in the form annexed hereto as Exhibit “A”, issued by a first Korean bank acceptable to the Buyer and/or Buyer’s bank for the refund of the instalments before delivery to the Buyer under or pursuant to Paragraph (f) above plus interest as aforesaid. All expenses in issuing and maintaining such Letter of Guarantee shall be borne by the Builder.

(k)	PERFORMANCE GUARANTEE

As security for instalments due and payable in accordance with Paragraph (b) above and as a Performance Guarantee, the Buyer shall, within ten (10) days after effectiveness of this Contract , execute, deliver and furnish, at its own cost and expense, an assignable and irrevocable Letter of Guarantee issued by Ardmore Shipping Limited as security for the payment of each instalment by the Buyer described in Paragraph (b) above and the due and full performance of all the obligations of the Buyer under this Contract, which shall be substantially in form annexed hereto as Exhibit “B”.

(End of Article)

11. DEFAULT BY THE BUYER AND THE BUILDER

(a) DEFINITION OF BUYER’S DEFAULT

The Buyer shall be deemed to be in default under this Contract in the following cases:

(i) If any of the instalments when due and payable before delivery of the Vessel is not paid by the Buyer to the Builder as provided in Article 10 hereof; or

(ii) If the fifth instalment as adjusted when due and payable upon delivery of the Vessel is not paid by the Buyer upon delivery of the Vessel as provided in Article 10 hereof; or

(iii) If the Buyer fails to take delivery of the Vessel when the Vessel is validly and legally tendered for delivery by the Builder under the provisions of Article 7 hereof; or

(iv) If the Buyer fails to furnish the Builder with the Performance Guarantee in Article 10(k) within ten (10) days after the effectiveness of the Contract.

In the event that the Buyer is in default of any of its obligations under this Contract, the Builder is entitled to and shall have the following rights, powers and remedies as the Builder may have elsewhere in this Contract and/or at law, at equity or otherwise.

(b) EFFECT OF BUYER’S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the Buyer shall be in default of its obligations as provided in Paragraph (a) above under this Contract and shall fail to remedy such breach within fifteen (15) days of receiving written notice thereof from the Builder (unless the Buyer disputes that there is such a breach and has referred the matter to arbitration) then:

(i) The Delivery Date of the Vessel shall be extended automatically for the actual period of such default and the Builder shall not be obliged to pay any liquidated damages for the delay in delivery of the Vessel caused thereby.

(ii) The Buyer shall pay to the Builder interest at the rate of six percent (6%) per annum in respect of the instalment payment so in default for the whole period of default commencing with the first day of default and lasting to the date of actual receipt by the Builder of the full amount of such instalment.

(iii) If the Buyer is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the Vessel, the Builder shall, in writing or by e-mail or telefax, notify the Buyer to that effect, and the Buyer shall upon receipt of such notification, forthwith acknowledge in writing or by e-mail or telefax to the Builder that such notification has been received.

If the said default of the Buyer continues for a period of ten (10) working days after the Builder’s notification to the Buyer of such default, the Builder may, at its option, cancel this Contract by serving upon the Buyer a letter, an e-mail or a telefax notice of cancellation.

(iv) In the event of such cancellation by the Builder of this Contract due to the Buyer’s default in payment of the first, second, third, fourth or fifth instalment, the Builder shall be entitled to retain and apply the instalments already paid by the Buyer to the recovery of the Builder’s expenses due to the Buyer’s default and the cancellation of this Contract and at the same time the Builder shall have the full right and power either to complete or not to complete the Vessel which is the sole property of the Builder as it deems fit, and to sell the Vessel by private sale either in a complete or in an incomplete state, provided always that the Builder shall (i) act in a prudent and reasonable manner to mitigate the extent of any damages caused by the Buyer’s default and (ii) provide the Buyer with a seven (7)-working day advance notice in writing that such sale is planned.

The sale of the Vessel as above provided shall be made by the Builder upon such terms and conditions as the Builder may deem fit provided that (i) the Builder shall use all reasonable endeavours to secure the best price obtainable, (ii) the sale is on an arms-length basis and not to a connected or affiliated company shall be without prejudice to any right of the Builder to recover proved damages from the Buyer consequent upon such default of the Buyer.

The proceeds received by the Builder from the sale shall be applied in addition to the retained instalment(s) by the Builder as mentioned hereinabove as follows:

FIRST, in payment of all reasonable costs and expenses of the sale of the Vessel, including interest thereon at six percent (6%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the Buyer’s default.

SECOND, if the Vessel has been completed, in or towards satisfaction of the unpaid balance of the Contract Price, to which shall be added the cost of all additional work and extras agreed in writing by the Buyer including interest thereon at six percent (6%) per annum from the respective due date of the instalment in default to the date of sale, or if the Vessel has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the Builder prior to the date of sale on account of construction of the Vessel, including work, labour, materials and reasonably estimated profit, which the Builder would have been entitled to receive if the Vessel had been completed and delivered plus interest thereon at six percent (6%) per annum from the respective due date of the instalment in default to the date of sale.

THIRD, the balance of the proceeds, if any, shall belong to the Buyer, and shall forthwith be paid over to the Buyer by the Builder without interest, provided, however, that the amount of such payment to the Buyer shall in no event exceed the total amount of Instalments already paid by the Buyer and the cost of the Buyer’s Supplies, if any.

In the event of the proceeds from the sale together with instalment(s) retained by the Builder being insufficient to pay the Builder, the Buyer shall be liable for the deficiency and shall pay the same to the Builder upon its demand.

(c)	DEFINITION OF BUILDER’S DEFAULT

The Builder shall be deemed to be in default of its obligations under this Contract if:-

(i)	the Builder shall commit a major breach of any term of this Contract which significantly affects performance of the Builder’s obligations under this Contract and shall fail to remedy such breach within thirty (30) days of receiving written notice thereof from the Buyer and in any event before delivery of the Vessel (unless the Builder disputes that there is such a breach and has referred the matter to arbitration); and/or

(ii)	if the Builder shall apply for or consent to the appointment of a receiver, trustee or liquidator, shall be adjudicated, insolvent, shall apply to the courts for protection from its creditors, file a voluntary petition in bankruptcy or take advantage of any insolvency law, or any action shall be taken by the Builder having an effect similar to any of the foregoing or the equivalent thereof in any jurisdiction; and/or

(iii)	the occurrence of any of the events set out in sub-paragraph (ii) above with respect to the Refund Guarantor, and the failure by the Builder within ninety (90) days thereof to replace the Refund Guarantee with that of an alternative guarantor reasonably acceptable to the Buyer.

(d)	EFFECT OF BUILDER’S DEFAULT

If any such default as referred to in Paragraph (c) above occurs then the Buyer may cancel this Contract by promptly notifying the Builder in writing after the period to remedy it has expired (if any). Such cancellation is to be effective as of the date when such notice of cancellation is received by the Builder (such notice shall be deemed received by the Builder within 24 hours from the moment it was sent by fax or e-mail by the Buyer) and the provisions of Article 10(g) shall apply in respect of such cancellation. In the event that the Buyer elects not to cancel this Contract it shall be entitled to pursue such claims and remedies as it may elect subject to the applicable law.

(End of Article)

12. BUYER’S SUPPLIES

(a)	RESPONSIBILITY OF THE BUYER

The Buyer shall, at its own risk and expenses, supply/arrange all of the Buyer’s supplies, as specified in the Specifications, to the Builder at the Shipyard in proper condition ready for installation and in accordance with the time schedule to be furnished by the Builder to meet the building schedule of the Vessel, Such schedule to be advised by the Builder within six (6) months after this Contract becomes effective according to Article 20.

In order to facilitate the installation of the Buyer’s supplies by the Builder, the Buyer shall furnish the Builder with the relevant plans, instructions books, test reports and all test certificates required by the Builder and shall use its reasonable endeavours to cause the representatives of the makers of these articles, if necessary, to give the Builder any advice, instruction or assistance which the Builder may reasonably require in the installation or adjustment thereof at the Shipyard, all without cost or expense to the Builder.

The Buyer shall be liable for any expense incurred by the Builder for repair of the Buyer’s supplied items, if any, due to defective design or materials, poor workmanship or performance or due to damage in transit.

Should the Buyer fail to deliver to the Builder such items within the time schedule referred to in this Article, the Delivery Date of the Vessel shall be extended to the extent that such delay in delivery shall affect the delivery of the Vessel. In such event, to the extent that such failure was in the control of the Buyer and occurred as a result of the negligence of the Buyer, the Buyer shall pay to the Builder all reasonable documented losses sustained by the Builder due to such delay in delivery of the Buyer’s supplies and such payment shall be made upon delivery of the Vessel, provided, however, that the Builder shall promptly have given the Buyer written notice of any delay in delivery of the Buyer’s supplies as soon as the delay occurs which might give rise to a claim by the Builder under the Paragraph.

Furthermore, if the delay in delivery of the Buyer’s supplies should exceed ten (10) working days from the date specified by the Builder, the Builder shall be entitled to proceed with construction of the Vessel without installation of such items (regardless of their nature or importance to the Buyer or Vessel) in or on the Vessel without prejudice to the Builder’s right hereinabove provided, and the Buyer shall accept the Vessel so completed otherwise in accordance with this Contract.

(b)	RESPONSIBILITY OF THE BUILDER

The Builder shall be responsible for storing in suitable safe storage which has appropriate proof against weather, dust and theft, safekeeping and handling the Buyer’s supplies which the Builder is required to install on board the Vessel under the Specification after delivery of such supplies to the Shipyard, and shall install such supplies on board the Vessel at the Builder’s expense.

However, the Builder shall not be responsible for the quality, performance or efficiency of any equipment included in the Buyer’s supplies and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the Buyer’s supplies provided that the Builder or its subcontractor install the equipment properly.

If any Buyer’s supplies are lost or damaged while in the custody of the Builder, the Builder shall, if the loss or damage is due to default or negligence or omission on its part, be responsible for such loss or damage.

Upon delivery of the Buyer’s supplies at the Shipyard, the Builder and the Buyer shall carry out a joint unpacking of the Buyer’s supplies so that the condition at the time of delivery can be confirmed.

(End of Article)

13. ARBITRATION

(a)	DECISION BY THE CLASSIFICATION SOCIETY

If any dispute or any difference shall arise between the parties hereto with regard to this Contract or the Specifications, the parties may by mutual written agreement refer the dispute to the Classification Society or to such other expert as may be mutually agreed between the parties hereto and whose decision shall be final, conclusive and binding upon the parties hereto.

(b)	PROCEEDINGS OF ARBITRATION

In the event that the parties hereto shall fail to agree to settle a dispute according to Paragraph (a) hereof, such dispute shall be referred to arbitration by a sole arbitrator and London shall be the place of arbitration unless mutually agreed otherwise by the parties. The arbitration proceeding, including the enforcement of award shall be conducted in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.

The arbitrator shall be appointed by agreement within fourteen (14) days of first notification of either party to the other of intention to arbitrate such dispute or difference. If the parties cannot agree upon a sole arbitrator within fourteen (14) days as above, each party shall within fourteen (14) days appoint an arbitrator and the arbitrators so appointed shall appoint a third arbitrator within fourteen (14) days. If the two (2) arbitrators are unable to agree upon the third arbitrator within fourteen (14) days after their appointment, either of said two (2) arbitrators may apply for the appointment of the third arbitrator in accordance with the Acts, and the three (3) arbitrators shall constitute the board of arbitration (hereinafter called the “Arbitration Board”) for the settlement of the question or questions.

If a party fails to appoint an arbitrator as aforementioned within fourteen (14) days following failure to agree on a sole arbitrator, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator who alone in such event shall constitute the Arbitration Board.

The award of the Arbitration Board made hereunder shall be final, conclusive and binding upon the parties hereto and judgment thereon may be entered in any court having jurisdiction for enforcement thereof.

In the event of any dispute or difference arising or occurring prior to delivery to, or acceptance by, the Buyer of the Vessel being referred to arbitration, the parties hereby acknowledge that time is of essence in obtaining an award from the arbitrator on such dispute or difference and the parties hereby agree that the arbitration shall be conducted according to the following timetable:

(a)	The claimant in the arbitration to serve points of claim within fourteen (14) days of the appointment of the sole arbitrator or the Arbitration Board, as the case may be.

(b)	The respondent in the arbitration to serve points of defence and counterclaim, if any, within fourteen (14) days thereafter.

(c)	The claimant to serve points of reply and defence to counterclaim, if any, within seven (7) days thereafter and the hearing of the arbitration to commence within twelve (12) weeks of the appointment of the sole arbitrator or the Arbitration Board, as the case may be.

If the above timetable is practically impossible to apply either party may request an extension of the time limit from the sole arbitrator or the Arbitration Board, as the case may be.

(c)	EXPENSES OF ARBITRATION

The Arbitration Board shall determine in its award which party shall bear the expenses of the arbitration, or the proportion of such expenses which each party shall bear.

(d)	ALTERATION OF DELIVERY OF THE VESSEL

In the event of the arbitration of any dispute or disputes arising or occurring prior to delivery to or acceptance by the Buyer of the Vessel, the award by the Arbitration Board of the said dispute or disputes shall include a finding as to whether or not the contractual Delivery Date of the Vessel should as a result of such dispute be in any way altered.

(e)	ENTRY IN COURT

Judgment on an award by the Arbitration Board may be entered in any court of competent jurisdiction for enforcement thereof.

(End of Article)

14. SUCCESSOR AND ASSIGNS

(a)	ASSIGNMENT BY THE BUYER

The Buyer may not assign the benefit of this Contract except to any bank which finances the Buyer’s purchase of the Vessel. Where the Buyer wishes to assign the benefit of this Contract to any other party, it shall obtain prior written consent of the Builder (such consent not to be unreasonably withheld). In any event, the Buyer shall not assign the benefit of this Contract in part.

In the event of any assignment pursuant to the terms of this Contract, the Assignee, its successors and assigns shall succeed to all of the rights and obligations of the Buyer hereinunder. However, in the case of assignment, the Buyer shall remain responsible for performance by the assignee, its successor and assigns of all the Buyer’s obligations, liabilities and responsibilities under this Contract. It is understood that any expenses or charges incurred by the transfer of this Contract shall be for the account of the Buyer.

(b)	ASSIGNMENT BY THE BUILDER

The Builder shall have the right to assign this Contract at any time after the effective date hereof, provided that prior written agreement is obtained from the Buyer.

(End of Article)

15. TAXES, DUTIES AND REGISTRATION

(a)	Taxes and Duties Incurred in Korea:

The Builder shall bear and pay all taxes, duties, stamps and fees and bank charges and expenses incurred in Korea in connection with execution and/or performance of this Contract as the Builder, except for any taxes and duties imposed in Korea upon the Buyer’s Supplies.

(b)	Taxes and Duties Incurred outside Korea:

The Buyer shall bear and pay all taxes, duties, stamps and fees and bank charges and expenses incurred outside Korea, except at the Builder’s Bank, in connection with execution and/or performance of this Contract as the BUYER but shall include any taxes and duties imposed upon the Buyer’s Supplies in Korea.

(c)	DUTIES:

The Builder shall hold the Buyer harmless from any payment of a duty imposed in Korea upon materials or supplies which, under the terms of this Contract, or amendments thereto, may be supplied by the Buyer from abroad for construction. The Builder shall likewise hold the Buyer harmless from any payment of duty imposed in Korea in connection with materials or supplies for operation of the Vessel, including running stores, provisions and supplies necessary to stock the Vessel for its operation.

(d)	REGISTRATION:

The Buyer shall bear all costs and expenses incurred in connection with the registration of the Vessel under the flag of operation.

(End of Article)

16. PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the Vessel, whether made or furnished by the Builder under this Contract, may bear the patent numbers, trademarks, or trade names of the manufacturers. The Builder shall defend, hold harmless and indemnify the Buyer from all liabilities or claims for or on account of the use of any patents, copyrights, trademarks or design rights of any nature or kind or for the infringement thereof including any unpatented invention made or used in the performance of this Contract and also for any costs and expenses of litigation, if any, in connection therewith. No such liability or responsibility shall be with the Builder with regard to components and/or equipment and/or design supplied by the Buyer. Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

The Builder shall compensate the Buyer for the cost of providing security to obtain the release of the Vessel from arrest pursuant to a claim for intellectual property infringement in the design or construction of the Vessel.

(End of Article)

17. INSURANCE

(a)	EXTENT OF INSURANCE COVERAGE

From the time of launching of the Vessel until the same is completed, delivered to and accepted by the Buyer, the Builder shall, at its own cost and expense, insure the Vessel and all machinery and equipment, appurtenances and outfits, including the Buyer’s supplies, built into or installed in or upon the Vessel, against all risks under the “Institute Clauses for Builder’s Risks” with first class insurance company or underwriters in Korea.

The amount of such insurance coverage shall not be less than the aggregated amount of all instalments paid by the Buyer to the Builder plus the value of the Buyer’s supplies in the custody of the Shipyard. The Builder will supply the Buyer with copies of the insurance documents and all renewals thereof.

(b)	APPLICATION OF THE RECOVERED AMOUNTS

In the event that the Vessel shall be damaged from any insured cause at any time before delivery of the Vessel, and in the further event that such damage shall not constitute an actual or constructive total loss of the Vessel, the amount received in respect of the insurance shall be applied by the Builder in repair of such damage, satisfactory to the Classification requirements, and the Buyer shall accept the Vessel under this Contract and the Specifications, however, subject to the extension of delivery time under Article 8 hereof (except in case of negligence of the Builder). Should the Vessel from any cause become an actual or constructive total loss, the Builder shall either:

(i) proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the construction and repair of damage of the Vessel, provided the parties hereto shall have first agreed thereto in writing and to such reasonable extension of delivery time and adjustment of the terms of this Contract including the Contract Price as may be necessary for the completion of such construction and repair; or

(ii) refund promptly to the Buyer the full amount of all sums paid by the Buyer to the Builder as instalments in advance of delivery of the Vessel and deliver to the Buyer all Buyer’s supplies (or the insurance proceeds paid in respect thereto), in which case this Contract shall be deemed to be automatically terminated and all rights, duties, liabilities and obligations of each of the parties to the other shall forthwith cease and terminate.

Within thirty (30) days after receiving written notice of any damage to the Vessel constituting an actual or constructive total loss, the Buyer shall notify the Builder in writing or by telefax of its acceptance or non-acceptance of sub-paragraph (i). In the event the Buyer fails to so notify the Builder, then in the absence of such notice, this shall be construed as a non-acceptance of sub-paragraph (i) and sub-paragraph (ii) shall be deemed to apply and the Buyer shall receive the refundment as contemplated in sub-paragraph (ii) hereof.

(c)	TERMINATION OF BUILDER’S OBLIGATION TO INSURE

The Builder shall be under no obligation to insure the Vessel hereunder after physical delivery to and acceptance by the Buyer of the Vessel.

(End of Article)

18. INTERPRETATION

This Contract has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this Contract and of each Article and part thereof shall be governed by the laws of England.

Any supplement, memorandum of understanding or amendment, whatsoever form it may be, relating to this Contract, to be made and signed among parties hereof after signing this Contract, shall be the integral part of this Contract and shall be predominant over the respective corresponding Article and/or Paragraph of this Contract.

(End of Article)

19. NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this Contract shall be written in English, sent by registered mail, e-mail or telefax shall be deemed to be given when first received whether by registered mail, e-mail or telefax. They shall be addressed as follows unless and until otherwise advised:

To the Builder: SPP SHIPBUILDING CO., LTD

#1988, Chojeon-ri, Sanam-myeon,

Sacheon-si, Gyeongsangnam-do, Korea

Phone                 : 82 55 851 0640

Telefax               : 82 55 851 0396

E-mail                 : cs@spp.co.kr

CC:     Sales & Marketing Dept.

19th F Landmark Tower 837-36, Yeoksam-dong,

Gangnam-gu, Seoul, Korea

Phone:   82 2 2112 8314

Telefax: 82 2 2112 8302

E-mail :  nb@spp.co.kr

To the Buyer :      c/o Ardmore Shipping Limited

City Gate Building, 1000

Mahon, Cork, Ireland

Phone                 : +353 21 240 9148

Telefax               : +353 21 240 9009

E-mail                 : mcameron@ardmoreshipping.com

The said notice shall become effective upon receipt of the letter, e-mail or telefax communication by the receipt thereof. Where a notice by e-mail or telefax is concerned which is required to be confirmed by letter, then, unless this Contract or the relevant Clause of this Contract otherwise requires, the notice shall become effective upon receipt of the e-mail or telefax.

(End of Article)

20. EFFECTIVENESS OF THIS CONTRACT

This Contract and its annexes shall become effective as from the date of execution and signing hereof by the Buyer and the Builder.

The Builder hereby warrants that no government approvals, licenses or the like need to be obtained for the construction of the Vessel and its sale and delivery to the Buyer.

(End of Article)

21. EXCLUSIVENESS

This Contract and its annexes shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this Contract, all other agreement, oral or written, made and entered into between the parties prior to the execution of this Contract shall be null and void.

IN WITNESS whereof, the parties hereto have caused this Contract to be duly executed on the date and year first above written.

BUYER		BUILDER

For and on behalf of		For and on behalf of

Forth Shipco LLC		SPP Shipbuilding Co., Ltd.

By	/s/ A. M. Cameron	By	/s/ Sang June, Park
Name: A. M. Cameron		Name: Sang June, Park
Title : Authorised Officer		Title : Managing Director

WITNESS:

For and on behalf of		For and on behalf of

By	/s/ Paul Tivnan	By	/s/ Young Chul, Yi
Name: Paul Tivnan		Name: Young Chul, Yi
Title : General Manager		Title : General Manager

ADDENDUM No. 1

for Hull No. S-5118

Date: August 26th, 2011

This ADDENDUM NO. 1 is made between:

(1)	Forth Shipco LLC whose principal office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH 96960, Marshall Island (hereinafter called the “Buyer”) and

(2)	SPP Shipbuilding Co., Ltd. whose principal office at #1988, Chojeon-ri, Sanam-myeon, Sacheon-si, Gyeongsangnam-do, Korea (hereinafter called the “Builder”)

WHEREAS :

1.	A shipbuilding contract (hereinafter called the “Contract”) was made between the Buyer and the Builder on the 18th day of May, 2011 for Hull No. S-5118;

2.	Woori Bank (hereinafter called the “Refund Guarantor”) has issued the Refund Guarantee No. 1372600018038179 on 23 June 2011 (hereinafter called the “Refund Guarantee”) in respect of all pre-delivery instalments payable by the Buyer to the Builder under the Contract.

3.	The Builder received the 1st instalment ($3,700,000.-) from the Buyer on July 8th, 2011 in accordance with the Contract;

NOW IT IS HEREBY AGREED;

AA.	The Article 1 (c) (i) and (iii) of the Contract shall be deleted and replaced as follows.

1.	DESCRIPTION AND CLASS.

(c)	PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(i) The main propelling unit will consist of MAN B&W Licensee 6S50ME-C8.2(Tier II) type marine diesel engine equipped with exhaust gas turbo charger having a maximum continuous rating of 9,480 kW (metric unit) at 127 R.P.M. Speed at normal continuous output of 8,058 kW with fifteen percent (15%) sea margin on the design loaded draft (moulded) of 11.00M with clean bottom and calm sea (no wind, no wave and no current) shall be not less than 15.0 knots.

(iii) The fuel consumption for the main engine of the Vessel shall not exceed 168.6 gram per kW hour, with tolerance of +5% based on using Diesel oil of low calorific value of 10,200 Kcal per kg at MCR of main engine under the ISO ambient condition, at shop test.

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BB.	The 1st paragraph of Article 2 shall be deleted and replaced as follows.

2. CONTRACT PRICE

The Contract Price of the Vessel delivered to the Buyer at the Shipyard shall be United States Dollars Thirty Seven Million Six Hundred Thousand only (US$ 37,600,000) (hereinafter referred to as the “Contract Price”) plus any increases or less any decreases due to adjustment or modifications, if any, as set forth in this Contract. The Contract Price shall include payment for services for the inspection, tests, survey and classification of the Vessel rendered by the Classification Society and shall not include the cost of items to be supplied by the Buyer as stipulated in the Specifications.

CC.	Article 7 (a) shall be deleted and replaced as follows.

7. DELIVERY

(a)	TIME AND PLACE

The Vessel shall be delivered by the Builder to the Buyer at the Shipyard on or before October 31st, 2013 (hereinafter called “the Delivery Date”) after completion of satisfactory trials and acceptance by the Buyer in accordance with the terms of Article 6(e), except that, in the event of delays in delivery by the Builder due to causes which under the terms of this Contract permit extensions of the time for delivery, the aforementioned Delivery Date shall be extended accordingly. The Builder shall provide the Buyer in writing by e-mail or telefax thirty (30) days approximate notice of readiness and fourteen (14), seven (7) and three (3) days definite notice of readiness for delivery of the vessel.

DD.	Article 10 (b) shall be deleted and replaced as follows.

10. PAYMENT

(b)	TERMS OF PAYMENT

The Contract Price of the Vessel shall be due and payable by the Buyer to the Builder in instalments as follows:

(i) First Instalment

The first instalment amounting to United States Dollars Three Million Seven Hundred

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Thousand only (US$3,700,000) shall be due and payable within five (5) banking days from the date of receipt of the original Refund Guarantee as per Exhibit “A” issued by a first Korean bank acceptable to the Buyer and/or Buyer’s bank, by the Buyer. The Refund Guarantee may be issued by means of an authenticated swift message to the Buyer’s nominated bank in which case payment shall be made within five (5) banking days of receipt of such swift message by the Buyer’s bank.

(ii) Second Instalment

The second instalment amounting to United States Dollar Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable upon the later of the steel cutting of the Vessel and within five (5) banking days after the receipt of the Builder’s confirmation that steel cutting has commenced and confirmed in writing by the Classification Society, which to be effected not earlier than eleven (11) months prior to delivery of the Vessel.

(iii) Third Instalment

The third instalment amounting to United States Dollars Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable upon the later of keel laying of the Vessel and within five (5) banking days after the receipt of the Builder’s confirmation that keel laying has occurred and confirmed in writing by the Classification Society.

(iv) Fourth Instalment

The fourth instalment amounting to United States Dollars Three Million Seven Hundred Thousand only (US$3,700,000) shall be due and payable upon the later of the launching of the Vessel and within five (5) banking days after the receipt of the Builder’s confirmation that launching has taken place and confirmed in writing by the Classification Society.

(v) Fifth Instalment

The fifth instalment amounting to United States Dollars Twenty Two Million Eight Hundred Thousand only (US$22,800,000) including any increase or decrease due to adjustment to the Contract Price hereunder, shall be due and payable upon delivery of the Vessel.

Any and all payment due under this Contract shall not be delayed or withheld by the Buyer on account of any dispute or disagreement of whatsoever nature arising between the parties hereto.

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EE.

The new Contract Price in the above clause BB, i.e. $37,600,000.—includes $600,000.—for upgrading main engine to 6S50ME-C8.2(Tier II) as stipulated in the clause AA. However, the Buyer has an option to further upgrade the main engine to 6S50ME-B9.2(Tier II) with hull form of 52K PC design at $800,000.—declarable by October 31st and therefore, the Contract Price shall be $37,800,000.-. In that regard, the difference(i.e. $200,000.-) caused by the Buyer’s selection on 6S50ME-B9.2(Tier II) shall be paid by the Buyer upon delivery together with the Fifth Instalment. So, the Fifth Instalment becomes $23,000,000.—and the Article 10 (b) (v) of the Contract shall be deleted and replaced as follows.

10. PAYMENT

(b) TERMS OF PAYMENT

(v) Fifth Instalment

The fifth instalment amounting to United States Dollars Twenty Three Million only (US$23,000,000) including any increase or decrease due to adjustment to the Contract Price hereunder, shall be due and payable upon delivery of the Vessel.

All other terms and conditions of the Contract which are not stipulated in this ADDENDUM NO. 1 shall remain unaltered and effective.

This ADDENDUM NO. 1 shall be governed by English law.

IN WITNESS WHEREOF, both parties hereto have caused this ADDENDUM NO. 1 to be duly executed on the day and year first above written.

For and on behalf of the BUYER	For and on behalf of the BUILDER

/s/ A. M. Cameron	/s/ Sang June, Park
By: A. M. Cameron	By: Sang June, Park
Title: Authorised Signatory	Title : Managing Director
Forth Shipco LLC	SPP Shipbuilding Co., Ltd.

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